UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2008

ST. JOSEPH, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-49936	CH 47-0844532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4870 S. Lewis, Suite 250 Tulsa, OK	74105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 742-1888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

St. Joseph, Inc. (“we”, “us” or the “Company”) files this report on Form 8-K to report the following:

Item 3.02  Unregistered Sale of Equity Securities.

On approximately October 24, 2008, we commenced a private placement of up to 4,000,000 shares of our common stock to accredited investors only at a price of $0.05 per share. On December 15, 2008, we completed the sale of 400,000 shares, comprising in excess of 5% of the number of common stock we disclosed as outstanding on our Quarterly Report on Form 10-Q for the period ended September 30, 2008.

As of February 4, 2009, we have sold 2,000,000 shares in the private placement to nine accredited investors for gross proceeds of $100,000. No underwriters were used and no underwriting discounts or commissions were payable.  It is our intention to continue forward with the private placement in an effort to sell an additional 1,000,000 shares for an additional $50,000 in gross proceeds,  however we can provide no assurance that we will be able to make these sales.

The shares have been offered and sold by the Company in reliance upon the exemption from registration provided by Regulation D promulgated under the Securities Act of 1933, as amended. The shares were offered and sold to only to accredited investors, as such term is defined by Rule 501 of Regulation D.  All of the shares sold in the private placement are restricted securities pursuant to Rule 144.

A copy of the form of Stock Purchase Agreement used for the private placement is attached as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Form of Stock Purchase Agreement.

SIGNATURES:

Pursuant to the requirement of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 4, 2009

St. Joseph, Inc.

By:  /S/ GERALD MCILHARGEY
Gerald McIlhargey, Chief Executive Officer